As filed with the Securities and Exchange Commission on July 20, 2026
Registration No. 333-285784 Registration No. 333-279732 Registration No. 333-261025 Registration No. 333-237580 Registration No. 333-228747 Registration No. 333-153734 Registration No. 333-261038

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 FORM S-8 REGISTRATION STATEMENT NO. 333-285784

POST-EFFECTIVE AMENDMENT NO. 1 FORM S-8 REGISTRATION STATEMENT NO. 333-279732

POST-EFFECTIVE AMENDMENT NO. 2 FORM S-8 REGISTRATION STATEMENT NO. 333-261025

POST-EFFECTIVE AMENDMENT NO. 2 FORM S-8 REGISTRATION STATEMENT NO. 333-237580

POST-EFFECTIVE AMENDMENT NO. 2 FORM S-8 REGISTRATION STATEMENT NO. 333-228747

POST-EFFECTIVE AMENDMENT NO. 2 FORM S-8 REGISTRATION STATEMENT NO. 333-153734

POST-EFFECTIVE AMENDMENT NO. 1 FORM S-8 REGISTRATION STATEMENT NO. 333-261038

UNDER

THE SECURITIES ACT OF 1933

Inotiv, Inc.

(Exact name of Registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	35-1345024 (I.R.S. Employer Identification No.)

2701 Kent Avenue

West Lafayette, Indiana 47906-1382

(Address of principal executive offices) (Zip Code)

Inotiv, Inc. 2024 Equity Incentive Plan

Amended and Restated Inotiv, Inc. 2018 Equity Incentive Plan

Amended and Restated Bioanalytical Systems, Inc. 2018 Equity Incentive Plan

2008 Stock Option Plan as Amended and Restated in the form of the

Amended and Restated Bioanalytical Systems, Inc. Equity Incentive Plan

Certain Stock Option Agreements and 2008 Stock Option Plan

Envigo RMS Holding Corp. Equity Incentive Plan

(Full titles of the plans)

Copy to:

Beth A. Taylor Chief Financial Officer Inotiv, Inc. 2701 Kent Avenue West Lafayette, Indiana 47906-1382 (765) 463-4527 (Name, address and telephone number including area code, of agent for service)	Christine G. Long Griffin D. Foster Faegre Drinker Biddle & Reath LLP 600 E. 96th Street, Suite 600 Indianapolis, Indiana 46240 (317) 569-9600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) are being filed by Inotiv, Inc. (the “Registrant”) to deregister all securities registered under the following Registration Statements on Form S-8 (the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”), each as amended or supplemented to date, that remain unsold as of the date hereof:

1.       Registration Statement No. 333-285784, registering an additional 2,250,000 common shares, no par value per share (the “Common Shares”), of the Registrant reserved for issuance under the Inotiv, Inc. 2024 Equity Incentive Plan, as amended March 13, 2025, which was filed with the Commission on March 13, 2025;

2. Registration Statement No. 333-279732, registering an aggregate of 1,500,000 Common Shares issuable under the Inotiv, Inc. 2024 Equity Incentive Plan, which was filed with the Commission on May 24, 2024;

3. Registration Statement No. 333-261025, registering an aggregate of 1,500,000 Common Shares issuable under the Amended and Restated Inotiv, Inc. 2018 Equity Incentive Plan, which was filed with the Commission on November 12, 2021, as amended May 24, 2024;

4.       Registration Statement No. 333-237580, registering an aggregate of 700,000 Common Shares issuable under the Amended and Restated Bioanalytical Systems, Inc. 2018 Equity Incentive Plan, which was filed with the Commission on April 6, 2020, as amended May 24, 2024;

5.       Registration Statement No. 333-228747, registering an aggregate of 700,000 Common Shares issuable under the 2008 Stock Option Plan as Amended and Restated in the form of the Amended and Restated Bioanalytical Systems, Inc. 2018 Equity Incentive Plan, which was filed with the Commission on December 11, 2018, as amended May 24, 2024;

6.       Registration Statement No. 333-153734, registering an aggregate of 958,000 Common Shares issuable under certain Stock Option Agreements and the 2008 Stock Option Plan, which was filed with the Commission on September 30, 2008, as amended May 24, 2024; and

7.       Registration Statement No. 333-261038, registering an aggregate of 790,620 Common Shares issuable under the Envigo RMS Holding Corp. Equity Incentive Plan, which was filed with the Commission on November 12, 2021.

As previously disclosed, on June 3, 2026, the Registrant and certain of its direct and indirect subsidiaries filed voluntary petitions commencing cases under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Court”) to implement a prepackaged chapter 11 plan of reorganization (as amended, modified or supplemented from time to time, the “Plan”). On July 14, 2026, the Court entered an order (the “Confirmation Order”) confirming the Plan, as modified by the Confirmation Order, and on July 17, 2026, the Plan became effective in accordance with its terms and the Registrant emerged from bankruptcy, and in connection therewith, all Common Shares and other equity interests in the Registrant were cancelled and terminated. Accordingly, the Registrant has terminated all offerings of securities pursuant to the Registration Statements.

In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities that were registered under each of the Registration Statements but remain unsold as of the date hereof. As of the date hereof, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Lafayette, Indiana, on July 20, 2026.

INOTIV, INC.

By:	/s/ Beth A. Taylor
Name: Beth A. Taylor
Title: Chief Financial Officer

Pursuant to Rule 478 under the Securities Act of 1933, no other person is required to sign these Post-Effective Amendments.